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FOR IMMEDIATE RELEASE
               Jackie Barry        Bob Seega
               NEES                NEES
               (508) 389-3298      (508) 389-2178

               David Jacobs
               EUA
               (508) 559-2000 x3655


                  NRC APPROVES NEES/EUA MERGER

     WESTBOROUGH, Mass., Feb. 28, 2000   The U.S. Nuclear
Regulatory Commission (NRC) has approved the proposed merger between New England Electric System (NEES) and Eastern Utilities
Associates (EUA), according to NEES President and Chief Executive
Officer Rick Sergel.

     "We continue our progress toward completing this merger early this year, and look forward to delivering to customers the savings it will provide," Sergel said.

     The NRC approval was necessary because Montaup Electric
Company, a subsidiary of EUA, holds a minority ownership interest in the Millstone 3 nuclear unit, Vermont Yankee, and the following permanently retired units: Connecticut Yankee, Maine
Yankee, and Yankee Atomic.

     On February 1, 1999, NEES announced its intention to acquire EUA. Since then, the proposed merger has been approved by the Federal Energy Regulatory Commission, and has received Hart-Scott-Rodino clearance from the Department of Justice and the Federal Trade Commission. The merger also must be approved by the Securities and Exchange Commission and regulators in Massachusetts and Rhode Island. Merger rate settlements are pending approval by regulators in both states. The settlements, which will take effect after the NEES/EUA merger is complete, provide substantial savings for Massachusetts and Rhode Island customers through multi-year rate reductions and rate freezes.

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     Once complete, the merger will result in a combined company that serves 1.6 million customers in 228 communities throughout
Massachusetts, Rhode Island, and New Hampshire.

     On December 14, 1998, NEES announced that it would merge with The National Grid Group plc (LSE, NYSE:NGG), the world's largest independent electricity transmission company, based in Coventry, England. Upon completion of that merger, NEES will become a wholly owned subsidiary of National Grid Group. The NEES/EUA merger is not contingent upon the NEES/National Grid merger.

     NEES (NYSE:NES), a public utility holding company based in Westborough, Massachusetts, serves approximately 1.3 million customers through its subsidiaries Massachusetts Electric Company, Narragansett Electric Company, Granite State Electric Company, and Nantucket Electric Company.

     EUA (NYSE:EUA) is a public utility holding company based in West Bridgewater, Massachusetts. Subsidiaries Eastern Edison Company, Blackstone Valley Electric Company, and Newport Electric Corporation deliver electricity to more than 300,000 customers in southeastern Massachusetts and Rhode Island.